Exhibit 10.t
POLARIS INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Polaris Inc. 2100 Highway 55 Medina, MN 55340

FIRST NAME, MIDDLE NAME, LAST NAME ADDRESS CITY STATE COUNTRY ZIPCODE	Grant Number: Plan: ID:

In accordance with the terms of the Polaris Inc. 2007 Omnibus Incentive Plan (As Amended and Restated April 25, 2019) (the “Plan”), Polaris Inc. (the “Company”) hereby grants to you, the Participant named above, an award of Performance Restricted Stock Units involving the number of Performance Restricted Stock Units set forth in the table below (the “Units”). The terms and conditions of this Award are set forth in this Agreement, consisting of this cover page, the Award Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been made available to you. Unless the context indicates otherwise, any capitalized term that is not defined in this Agreement will have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Target Number of Performance Restricted Stock Units Granted:
Grant Date:
Scheduled Vesting Date:	The date described in Section 4(a) of the Agreement
Performance Period:	January 1, 20__ to December 31, 20__
Performance Goals:	See Exhibit A

All terms, provisions and conditions applicable to Performance Restricted Stock Unit Awards set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Performance Restricted Stock Unit Award.

POLARIS INC.

/s/ James P. Williams

James P. Williams
SVP, CHRO

Attachments:	Award Terms and Conditions
Exhibit A

Polaris Inc.
2007 Omnibus Incentive Plan
(As Amended and Restated April 25, 2019)
Performance Restricted Stock Unit Award Agreement

Award Terms and Conditions

1.
Award of Performance Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Restricted Stock Units in an amount initially equal to the Target Number of Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Units. Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.
Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 will be void and ineffective. The Units and your right to receive Shares in settlement of the Units under this Agreement are subject to forfeiture except to extent the Units have vested as provided in Section 4.

3.
No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock, including with respect to dividends or dividend equivalents. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

4.
Vesting and Forfeiture of Units. The Units will vest at the earliest of the following times and to the degree specified. For purposes of this Section 4, use of the terms “employment” and “employed” refers to providing services to the Company and its Affiliates in the capacity of an Employee, Nonemployee Director or Third-Party Service Provider.

(a)
Scheduled Vesting. The number of Units that have been earned during the Performance Period will be eligible to vest on the Scheduled Vesting Date, so long as your employment has been continuous since the Grant Date through the last day of the Performance Period. The actual number of earned Units that will vest on the Scheduled Vesting Date will be determined by the Committee as provided in Exhibit A. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied and (ii) the number of Units that have been earned and will vest as determined in accordance with Exhibit A, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

(b)	Change of Control. If a Change of Control occurs after the Grant Date but before the Scheduled Vesting Date and while you continue to be employed, then the following will apply:

(1)
If the Change of Control occurs on or after the last day of the Performance Period, the number of Units determined to have been earned as of the end of the Performance Period in accordance with Exhibit A will vest as of the Scheduled Vesting Date.

(2)
If the Change of Control occurs before the last day of the Performance Period, and if this Award is not continued, assumed or replaced in connection with the Change of Control, then a pro rata portion of the Target Number of Units will vest as of the date of the Change in Control. The pro rata portion will be determined in the same manner as provided in Section 4(b).

(3)
If the Change of Control occurs before the last day of the Performance Period, and if this Award is continued, assumed or replaced in connection with the Change of Control but you experience an involuntary termination of employment for reasons other than Cause, or you terminate your employment for Good Reason (as defined below), and in either case such termination occurs within one year after the Change of Control, then a pro rata portion of the Target Number of Units shall vest as of your employment termination date. The pro rata portion shall be determined in the same manner as provided in Section 4(c) (Retirement).

For purposes of this Section 4(d), “Good Reason” means, without your express written consent, (i) any material reduction in the scope of your authority, duties or responsibilities; (ii) any material reduction in your base compensation; (iii) any material change in the geographic location of your principal place of employment; or (iv) any action or inaction that constitutes a material breach by the Company of any agreement under which you provide services to the Company. Good Reason shall not, however, exist unless you have first provided written notice to the Company of the initial occurrence of one or more of the events under clauses (i) through (iv) above within ninety (90) days of the event’s occurrence, and such event is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from you.

(c)
Retirement. If your employment terminates by reason of your Retirement prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to vest by a fraction whose numerator is the number of full calendar months during the Performance Period prior to your employment termination date and whose denominator is thirty-six (36). For these purposes, “Retirement” shall mean any termination of your employment, other than termination for Cause, that occurs (i) at least twelve (12) months after the Grant Date, and (ii) at or after you reach the age of fifty-five (55) and have completed at least ten (10) years of continuous employment, provided that you give the Company written notice that you are considering retirement at least one year prior to the date of termination.

(d)
Severance Agreement. If your employment terminates prior to the Scheduled Vesting Date at a time when you are party to a severance agreement with the Company, and if such termination of employment constitutes a “Non-Change in Control Termination” as defined in the severance agreement, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined in the same manner as provided in Section 4(c) (Retirement).

(e)
Forfeiture of Unvested Units. Except as expressly provided in this Section 4, any Units that do not vest on the applicable vesting date as provided herein will immediately be forfeited. If your employment terminates before the last day of the Performance Period under circumstances other than as set forth in Section 4, all unvested Units will immediately be forfeited.

5.
Settlement of Units. After any Units vest pursuant to Section 4, the Company will, as soon as practicable (but no later than ninety (90) days after the Scheduled Vesting Date), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares will be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, by the electronic delivery of the Shares to a designated brokerage account or by delivery of a stock certificate to you, will be subject to satisfaction of withholding tax obligations as provided in Section 6 and compliance with all applicable legal requirements as provided in Section 19.6 of the Plan, and will be in complete satisfaction and settlement of such vested Units.

6.
Withholding Taxes. The Company will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law. Unless expressly agreed otherwise between you and the Company, the Company will satisfy any withholding or payment of taxes by delivering a number of Shares with respect to the Units that is net of taxes and applicable withholdings, unless the Company determines otherwise in its sole discretion, in which case the Company will have the right to deduct from payments of any kind otherwise due to you or alternatively to require you to remit to the Company an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company, sufficient to satisfy at the time when due any federal, state, or local taxes or other withholdings of any kind required by law to be withheld with respect to the Units.

7.
Compensation Recovery. Notwithstanding any other provision of this Agreement, this Award and any Shares or cash received in settlement thereof will be subject to (i) to the extent applicable to you, the Company’s Executive Compensation Clawback Policy as in effect from time to time; and (ii) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

8.
Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

10.
Entire Agreement; Amendment; Severability. This Agreement and the Plan embody the entire understanding of the parties regarding the subject matter hereof and will supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. Except as otherwise provided in Section 15.4 of the Plan, no change, alteration or modification of this Agreement may adversely affect in any material way your rights under this Agreement without your prior written consent. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby.

11.
Certain References. References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Units may be transferred by will or the laws of descent and distribution, will be deemed to include such person or persons.

12.	Notices. Unless and until some other address is so designated, all notices or communications by you to the Company will be mailed or delivered to the Company at:

Polaris Inc.
Attn: Chief Human Resources Officer
2100 Highway 55, Medina, Minnesota 55340

With a copy to:

Polaris Inc.
Attn: General Counsel
2100 Highway 55, Medina, Minnesota 55340

12.	Choice of Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

13.
Electronic Delivery. The Company may deliver any documents or notices related to this Award by electronic means, including through its third-party stock plan administrator. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

*    *    *    *    *